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                                                                   EXHIBIT 10.G


                             THE FINOVA GROUP INC.
                           MANAGEMENT INCENTIVE PLAN


I.       PURPOSE:

The purpose of the Management Incentive Plan ("MIP") is to give key management employees an incentive to fully contribute to annual improvement of our historical operating results through effective leadership and action. By operating as efficiently and effectively as possible, The FINOVA Group Inc. and its subsidiaries (the "Company") can continue to position itself as the "low-cost producer" among its peers, a valuable competitive advantage.

II.      PARTICIPANTS:

The Executive Compensation Committee of The FINOVA Group Inc. ("the Committee") is provided a list of Executive Officer participants (Securities Exchange Act of 1934 Section 16(b) insiders) at its first meeting of the year (other participants may be designated by the Chairman and Chief Executive Officer). The list includes the proposed current year target MIP percentage, target MIP award and estimated earnings for each participant. New hires, promotions, and acquisitions will increase this estimate. Terminations, demotions, deaths, retirements, disabilities, and divestitures will decrease this estimate. The events above will generally result in pro-rata awards at the same time regular awards are made at the beginning of the following year. Participants who resign or are terminated during 1995 are generally eligible for 50% of their pro-rata bonus, provided they enter into the standard release of liability provided for by the Company's then-current severance policy.

The target percentage for each participant is established at the beginning of each year. Target percentages are based on responsibilities and do not generally change from year to year except for promotions and adjustments resulting from market survey data.

Each participant shall prepare a list of individual objectives at the beginning of the plan year. The objectives cover financial, task, leadership, development and innovation goals. Each objective is weighted based on relative importance.

III.     FINANCIAL OBJECTIVES:

The most critical Financial Objectives are determined by appropriate senior managers of the Company. These Financial Objectives are then weighted.

For 1995 these objective and percentage weightings are:

                  PERFORMANCE MEASURE
                  --------------------                     FINOVA       FINOVA
                                                           GROUP        CAPITAL
                                                           ------       -------
                 Earnings Per Share from Cont. Ops           60%
                 Relative Shareholder Performance            10%
                 Net income from Cont. Ops.                  30%           50%
                 Average Funds Employed                                    25%
                                                                           ---
                 Non Earning Assets                                        25%
                                                                           ---


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The target, minimum and maximum performance level for each measurement are presented to the Committee at its first meeting of the year. Minimum performance results in 50% achievement, target performance results in 100% achievement and maximum performance results in 187% achievement with consideration given for over achievement of any measure. However, maximum pool may not exceed 187% of target pool. Performance less than minimum results in zero achievement. Other results are interpolated.

Extraordinary and unusual events will generally be excluded from results. Accruals under this Plan are added back for earnings calculations.

IV.      RELATIVE SHAREHOLDER PERFORMANCE:

This measure is a comparison of the Company's total shareholder return ("TSR") as compared to the market TSR. TSR is the dividend yield added to the share price appreciation {depreciation}. The market TSR is the lesser of the TSR for the S&P 500 or the S&P Financial Index. The measurement is based on the average of the daily high and low share price for December of the previous year and December of the plan year. The minimum performance level, which results in 50% achievement, is for the Company's TSR to equal [omitted]. The target performance level, 100% achievement, is for the Company's TSR to [omitted]. The maximum performance level, 187% achievement, is for the Company's TSR to [omitted].

V.       MIP POOLS AND AWARDS:

The target MIP Pool for the Company is the sum of each participant's target award (earnings multiplied by target percentage). The MIP pool available for the Company is the target MIP pool multiplied by the achievement level of all financial objectives (0% or 50%-187%).

At the end of the plan year, each MIP participant will be reviewed to assess their level of completion of their individual objectives. The individual objectives performance, the individual target percentage and the financial objective achievement are all considered when determining recommended awards. Individual awards may not exceed 200% of their target award. The sum of all individual awards may not exceed the MIP pool available.

An alternate MIP pool is available to The FINOVA Group Inc. participants. The pool is 25% of subsidiary pools achieved.

VI.      SPECIAL ACHIEVEMENT AWARDS AND POOLS:

Exempt Employees. Special Achievement awards are available for exempt employees who do not have job responsibilities which allow them to be an MIP participant. The amount of each award is based on the individual's accomplishments of their objectives detailed at the beginning of the year and the achievement level of the financial objectives. The awards may be up to 15% of base earnings during the plan year for exempt employees.

Non-Exempt Employees. Special Achievement Awards are available for non-exempt employees at the sole discretion of the Company. The amount of each award may be up to 10% of plan year base earnings (excluding overtime pay). Although non-exempt employee awards are generally based upon accomplishment of certain objectives, the award is determined at the sole discretion of the Company.

Unused MIP awards are available for Special Achievement awards. However, unused Special


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Achievement awards are not available for MIP awards.

VII.     APPROVAL AND DISTRIBUTION:

The Committee is responsible for approving any partial or full awards to Executive Officers (Section 16(b) insiders). The Chief Executive Officer of The FINOVA Group Inc. is responsible for approving all other partial or full awards. The exercise of discretion in the evaluation of executive performance and the establishment of individual awards shall be guided by this MIP, but shall not be fettered by the provisions hereof.

For example, the Committee may consider matters such as extensive changes in the environment, significant increases in stockholder value while earnings are below target, and significant excess accruals from prior years.

VIII.    COMPENSATION ADVISORY COMMITTEE:

The Compensation Advisory Committee is appointed by the Chief Executive Officer of The FINOVA Group Inc. to assist in the implementation and administration of this MIP. The Compensation Advisory Committee shall propose administrative guidelines to govern interpretations of this MIP and to resolve ambiguities, if any, but will not have the power to terminate, alter, amend, or modify this MIP or any actions hereunder in any way at any time.

IX.      SPECIAL COMPENSATION STATUS:

All bonuses paid under this MIP shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of the Company.

X.       PLAN TERMINATION:

Subject to the provisions of section XII, this MIP shall continue in effect until such time as it is canceled or otherwise terminated by action of the Committee. While it is contemplated that incentive awards for the MIP will be made, the Committee may terminate, amend, alter, or modify this MIP at any time and from time to time. The Committee shall also have the right to alter by addition or deletion, the participants in this MIP and their target awards. Participation in this MIP shall create no right to participate in any future year's plan.

XI.      EMPLOYEE RIGHTS:

No participant in this MIP shall be deemed to have a right to any part or share of this MIP, except as provided in section XII. This MIP does not create for any employee or participant any right to be retained in service by any company, nor affect the right of any such company to discharge any employee or participant from employment with or without cause or for no reason at all.

XII.     CHANGE OF CONTROL:

         (a) Impact of Event. Notwithstanding any other provision of this Plan to the contrary, after or as a result of a Change in Control and one of the following events occurs:

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         (i) the participant is terminated (except for Cause) during the life of the Plan,

         (ii) participant's employment is terminated for Good Reason within 24 months after or as a result of a Change in Control, or

         (iii) the Plan is terminated or amended so that it is less favorable to the participant,

participant shall be paid by the Company, within 60 days of the termination or amendment, whichever occurs sooner, a pro rata portion of the sums to be paid under this Plan (from January 1, 1995 to the end of the last full calendar month on or before the termination or amendment date, as the case may be), the greater of:

         (x)   participant's target award, or

         (y) the actual Plan performance annualized using the most recently available audited or unaudited financial results on or before the payment date, including the Change in Control Price for the Company's common stock, as applicable for each Financial Objective of the Plan.

(b) Definitions: For purposes of this Plan, the following terms shall have the meanings noted below, unless the context clearly requires otherwise:

         (i)  Change in Control.   Any of the following events shall constitute
         a Change in Control:

                 (A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (I) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (W) any acquisition directly from the Company other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (Z) any acquisition by any corporation pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (C) of this Section XII(b)(i); or

                 (B) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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                 (C)  approval by the shareholders of the Company of a
         reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (D) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (ii) Change in Control Price. For purposes of this Plan, "Change in Control Price" shall have the same meaning for such term as in effect in the Company's 1992 Stock Incentive Plan, as amended from time to time; provided, however, that if that plan is terminated, the definition in that plan immediately preceding such termination shall continue to apply to this Plan; provided, further, that no amendment of the definition of such term shall apply to this Plan with respect to a participant if such amendment would have an adverse impact on the aggregate benefits available to a participant in this Plan and such amendment was made during the period from six months preceding a Change in Control (if a Change in Control event was contemplated by the Company at that time) to twenty four months after such an event.

         (iii) Cause.  For purposes of this Plan, "Cause" shall mean:

                 (A) the willful and continued failure of the participant to perform substantially the participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board or the Chairman of the Company which specifically identifies the manner in which the Board or Chairman believes that the participant has not substantially performed the participant's duties, or

                 (B) the willful engaging by the participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this provision, no act or failure to act on the part of the participant shall be

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         considered "willful" unless it is done or omitted to be done by the participant in bad faith or without reasonable belief that the participant's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the participant in good faith and in the best interests of the Company. The cessation of employment of the participant shall not be deemed to be for Cause unless and until there shall have been delivered to the participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the participant and the participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the participant is guilty of the conduct described in subparagraph (I) or (II) above, and specifying the particulars thereof in detail.

         (iv) Good Reason.  For purposes of this Plan, "Good Reason" shall mean:

                          (A) the assignment to the participant of any duties
                 inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant,

                          (B) any reduction by the Company of the participant's
                 base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the participant during the 120- day period prior to the Change of Control;

                          (C) the Company's requiring the participant to be
                 based at any office or location other than that at which he or she was based immediately prior to the Change of Control or the Company's requiring the participant to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

                          (D) ny purported termination by the Company of the
                 participant's employment otherwise than as expressly permitted by this Agreement; or

                          (E) any failure by the Company to comply with and
                 satisfy Section XII(d) of this Plan.

For purposes of this Plan, any good faith determination of "Good Reason" made by the participant shall be conclusive.

         (c). Excise Taxes. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the participant who also is a participant in either of the Company's Executive Severance Plans (Tier 1 and Tier 2 Employees) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section XII (c)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any comparable successor provision, or any interest or

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penalties are incurred by the participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the participant of all taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (d). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, Company shall mean the Company as hereinbefore defined and any entity which assumes and agrees to perform this Plan by operation of law, or otherwise.